Exhibit 99.1

For release: July 8, 2008, 6:00 am EDT	Contact:	Mark Rittenbaum
Ph: 503-684-7000
Greenbrier Companies Reports Third Quarter Results
Company earns $.49 per share on revenues of $382 million
Refurbishment & parts segment revenues grow 29% to $152 million
Lake Oswego, Oregon, July 8, 2008 – The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal third quarter ended May 31, 2008.
Highlights
•	Revenues for the quarter were $382 million, virtually flat with the prior year’s third quarter.

•	Net earnings for the quarter were $8.1 million, or $.49 per diluted share, compared to net earnings of $13.0 million, or $.81 per diluted share, for the third quarter of 2007.

•	EBITDA for the quarter was $34.5 million, or 9.0% of revenues.

•	Refurbishment & parts revenues were $152.4 million, an increase of 29% or $34.2 million from $118.2 million in the third quarter of 2007.

•	New railcar manufacturing backlog was 17,500 units, valued at $1.55 billion as of May 31, 2008, compared to 18,800 units valued at $1.64 billion as of February 29, 2008.

•	New marine barge backlog was $158 million at May 31, 2008, compared to $114 million at February 29, 2008, as a result of orders for four barges received during the quarter.
Third Quarter Results:
     Revenues for the 2008 fiscal third quarter were $382.1 million, compared to $386.6 million in the prior year’s third quarter. EBITDA was $34.5 million, or 9.0% of revenues for the quarter, compared to $46.4 million, or 12.0% of revenues in the prior year’s third quarter. Net earnings were $8.1 million, or $.49 per diluted share for the quarter, compared to net earnings of $13.0 million, or $.81 per diluted share for the same period in 2007.
     New railcar manufacturing backlog was 17,500 units valued at $1.55 billion at May 31, 2008, compared to 18,800 units valued at $1.64 billion at February 29, 2008. Based on current production plans, approximately 1,400 units in the May 31, 2008 backlog are scheduled for delivery during the balance of fiscal 2008. Marine backlog was $158 million as of May 31, 2008, compared to $114 million as of February 29, 2008.

     William A. Furman, president and chief executive officer, said, “Financial performance improved during the quarter, driven largely by our non-manufacturing segments, and solid performance in marine manufacturing at our Gunderson facility in Portland, Oregon. Our strategy to diversify and expand our less cyclical, more stable marine manufacturing, refurbishment & parts, and leasing & services businesses continue to benefit the Company. Refurbishment & parts produced record results for the quarter. In combination with leasing & services and marine, these businesses will generate over $770 million of annual revenues, at current run rates. In addition to providing stability to revenue and earnings, these businesses provide a natural hedge to weaker demand for new railcars, as well as rising raw material costs, including higher steel prices, and scrap surcharges which are adversely affecting our new railcar operations.”
     Third quarter revenues for the manufacturing segment were $201.8 million, a decrease of $39.6 million from $241.4 million in the third quarter of 2007. New railcar deliveries for the quarter were 2,200 units compared to 3,000 units in the prior comparable period. Revenues per unit were comparable to the third quarter of 2007.
     Manufacturing gross margin for the quarter was .5% of segment revenues, compared to 8.4% of revenues in the third quarter of 2007. The decrease in margin was principally due to lower production rates, a less favorable product mix and pricing environment, rising raw material costs, and a loss contingency accrued on certain future railcar production.
     Due to increases in raw material costs on certain fixed price railcar contracts in backlog, our current estimated cost to complete some contracts is expected to exceed the contractual sale price. During the third quarter, $5.3 million was accrued for estimated loss contingencies. In addition, there are 1,000 cars in backlog for which a loss is not yet estimable, and a loss contingency has not yet been accrued. The Company is aggressively working to mitigate these exposures.
     Conversely, the Company’s refurbishment & parts and leasing & services businesses have benefited from rising commodity prices through increased revenues, higher residual values and enhanced margins.
Refurbishment & parts revenues were $152.4 million, an increase of $34.2 million from $118.2 million in the prior comparable period. This increase was due principally to acquisition-related growth, increases in parts and wheelset sales and favorable scrap prices. Margins during the quarter for this segment were 21.0% of revenues, compared to 18.5% in the prior comparable period, as margins were favorably impacted by increases in scrap prices, a more favorable product mix and increased volumes. During the quarter, two refurbishment & parts acquisitions, with combined trailing 12 months revenues of about $100 million and EBITDA of about $16 million, were completed: American Allied Railway Equipment, a wheel services and railcar parts provider; and Roller Bearings Industries, a provider of reconditioned bearings used in the refurbishment of railcar wheelsets.
     The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 138,000 railcars. Revenues for this segment were $27.9 million, up $0.9 million from $27.0 million in the same quarter last year. Leasing & services margin was 56.2% of segment revenues, compared to 58.0% of revenues in the same quarter last year. Leasing & services margin declined primarily due to lower interim rent on railcars held for sale, which has no associated cost of revenue.
     Mark Rittenbaum, executive vice president & chief financial officer, said, “The increased contribution from our marine, refurbishment & parts and leasing & services businesses improved overall gross margins and helped offset a decline in manufacturing segment margins. The manufacturing segment continues to suffer from an increasingly competitive new railcar environment, and rising raw material costs. Our tax rate for the quarter of 50.0% is down significantly from the 71.0% rate during the first half of the year, due in part to recent tax strategies. Near term financial focus remains on cost reductions consistent with the current macroeconomic trends, paying down post acquisition debt, and strategies to continue to reduce our effective tax rate.”
Business Outlook
     Furman concluded, “The long-term outlook for the rail industry remains bright, as market forces continue to favor rail. In the nearer term, we expect that our marine, refurbishment & parts, and leasing & services businesses will continue with their strong performance, while new railcar manufacturing will likely remain soft, due to macroeconomic forces. Greenbrier remains committed to delivering value to shareholders through its integrated business model, which builds on the Company’s core strengths of railcar and marine manufacturing and engineering, while providing diversification and reduced risk through various business cycles and economic conditions. Our near term operating focus is to integrate recent acquisitions, ensure the smooth start up of our tank car production line at GIMSA, and to continue to realize revenue and cost synergies from our integrated model.”

About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 10 of Part I , Item 1a and “Forward Looking Statements” on page 28 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
The Greenbrier Companies will host a teleconference to discuss third quarter fiscal 2008 results. Teleconference details are as follows:
Tuesday, July 8, 2008
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through July 26, 2008 at 203-369-0494.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2008	2007
Assets
Cash and cash equivalents	$—	$20,808
Restricted cash	1,722	2,693
Accounts receivable	182,188	157,038
Inventories	239,760	194,883
Assets held for sale	57,895	42,903
Equipment on operating leases	318,741	294,326
Investment in direct finance leases	8,577	9,040
Property, plant and equipment	132,640	112,813
Goodwill	219,261	168,987
Intangibles and other assets	82,423	69,258

	$1,243,207	$1,072,749

Liabilities and Stockholders’ Equity
Revolving notes	$101,423	$39,568
Accounts payable and accrued liabilities	275,101	244,068
Losses in excess of investment in deconsolidated subsidiary	15,313	—
Deferred income taxes	70,592	61,410
Deferred revenue	20,015	18,052
Notes payable	497,166	460,915

Minority interest	9,189	5,146

Commitments and contingencies	—	—

Stockholders’ equity:

Preferred stock — without par value; 25,000 shares authorized; none outstanding	—	—
Common stock — without par value; 50,000 shares authorized; 16,606 and 16,169 shares outstanding at May 31, 2008 and August 31, 2007	17	16
Additional paid-in capital	81,261	78,332
Retained earnings	173,530	165,408
Accumulated other comprehensive loss	(400)	(166)

	254,408	243,590

	$1,243,207	$1,072,749

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Revenue

Manufacturing	$201,825	$241,399	$484,413	$529,293
Refurbishment & parts	152,367	118,213	368,833	264,760
Leasing & services	27,914	26,994	74,812	79,154

	382,106	386,606	928,058	873,207

Cost of revenue
Manufacturing	200,813	221,203	469,602	498,713
Refurbishment & parts	120,442	96,288	302,790	221,408
Leasing & services	12,218	11,339	36,422	34,370

	333,473	328,830	808,814	754,491

Margin	48,633	57,776	119,244	118,716

Other costs
Selling and administrative	23,407	20,092	64,591	56,017
Interest and foreign exchange	9,990	10,930	30,263	30,986
Special charges	—	3,091	2,302	19,576

	33,397	34,113	97,156	106,579
Earnings before income taxes, minority interest and equity in unconsolidated subsidiaries	15,236	23,663	22,088	12,137
Income tax expense	(7,573)	(11,047)	(12,432)	(3,398)

Earnings before minority interest and equity in unconsolidated subsidiaries	7,663	12,616	9,656	8,739

Minority interest	272	178	2,014	217
Equity in earnings (loss) of unconsolidated subsidiaries	191	223	522	(140)

Net earnings	$8,126	$13,017	$12,192	$8,816

Basic earnings per common share	$0.49	$0.81	$0.75	$0.55

Diluted earnings per common share	$0.49	$0.81	$0.75	$0.55

Weighted average common shares:

Basic	16,507	16,105	16,323	16,017
Diluted	16,529	16,139	16,347	16,058

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,
	2008	2007
Cash flows from operating activities
Net earnings	$12,192	$8,816
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	9,182	2,688
Depreciation and amortization	25,333	24,496
Gain on sales of equipment	(6,998)	(10,781)
Special charges	2,302	19,576
Minority interest	(1,957)	(318)
Other	(103)	170
Decrease (increase) in assets (net of acquisitions):
Accounts receivable	(7,338)	4,553
Inventories	(15,136)	10,916
Assets held for sale	(16,313)	1,556
Other	(1,476)	(1,667)
Increase (decrease) in liabilities (net of acquisitions):
Accounts payable and accrued liabilities	21,211	(36,309)
Deferred revenue	(939)	6,114

Net cash provided by operating activities	19,960	29,810

Cash flows from investing activities
Principal payments received under direct finance leases	274	426
Proceeds from sales of equipment	13,375	114,719
Investment in and net advances to unconsolidated subsidiary	519	(869)
Acquisitions, net of cash acquired	(91,285)	(267,903)
De-consolidation of subsidiary	(1,217)	—
Decrease (increase) in restricted cash	1,690	(445)
Capital expenditures	(64,477)	(126,442)

Net cash used in investing activities	(141,121)	(280,514)

Cash flows from financing activities
Changes in revolving notes	48,878	34,106
Proceeds from issuance of notes payable	49,613	99,441
Repayments of notes payable	(5,569)	(4,082)
Repayment of subordinated debt	—	(2,091)
Dividends	(3,933)	(3,851)
Stock options exercised and restricted stock awards	2,921	2,616
Excess tax benefit of stock options exercised	9	2,774
Investment by joint venture partner	6,000	5,400

Net cash provided by financing activities	97,919	134,313

Effect of exchange rate changes	2,434	1,816
Decrease in cash and cash equivalents	(20,808)	(114,575)
Cash and cash equivalents
Beginning of period	20,808	142,894

End of period	$—	$28,319

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charge (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$90,891	$106,515	$19,960	$29,810
Changes in working capital	(74,016)	(78,983)	22,293	34,413
Special charges	—	(3,091)	(2,302)	(19,576)
Deferred income taxes	(5,186)	(5,275)	(9,182)	(2,688)
Gain on sales of equipment	4,992	5,006	6,998	10,781
Other	(17)	(24)	103	(170)
Minority interest	276	278	1,957	318
Income tax expense	7,573	11,047	12,432	3,398
Interest and foreign exchange	9,990	10,930	30,263	30,986

Adjusted EBITDA from operations before special charge	$34,503	$46,403	$82,522	$87,272

(1)	“EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization before special charge) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.